                                                                    EXHIBIT 99.6


FOR IMMEDIATE RELEASE


                           RAMSAY YOUTH SERVICES, INC.
               OPENS MACON BEHAVIORAL TREATMENT SYSTEM IN GEORGIA

CORAL GABLES, FLORIDA, MARCH 4, 2003 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) announced today that it opened the Macon Behavioral Treatment System, a 131-bed residential treatment center in Macon, Georgia. The treatment center will primarily provide behavioral health treatment services to children and adolescents.

Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc., commented, "We are very pleased that our residential treatment center has opened its doors in Macon, Georgia. Our Company welcomes the opportunity to expand its treatment services in Georgia."

Ramsay Youth Services, Inc. is a leading provider and manager of mental health, substance abuse and behavioral health programs and services in residential and non-residential settings in eleven states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information, specifically the Risk Factors section in the Company's Form 10K for the year ended December 31, 2001.


Contact: Isa Diaz
         Executive Vice President Corporate Relations
         (305) 569-4626